UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 18, 2012

THE GRAYSTONE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-54254 (Commission File No.)	27-3051592 (IRS Employer Identification No.)

2620 Regatta Drive, Ste 102
Las Vegas, NV 89128
(Address of principal executive offices, including ZIP code)

(888) 552-3750
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01	Other Events

On September 18, 2012, the company sent the following responses to shareholder’s question that the company received via facebook and email.  The Company has adopted the policy to only communicate to shareholders through written communication for the protection all parties involved.  The Company thought it would be beneficial for all shareholders to see the response even though the information has been previously disclosed.  Additionally, the Company wanted to clear up some misunderstandings (that were created intentionally or unintentionally by 3rd parties).

1.	Q. Does the Company have permits to mine in Peru?
A.
The Company has not currently obtained the permits necessary to begin full production.  The company is allowed to conduct test mining or bulk sampling to test the Company’s properties. The Company and its legal counsel in Lima, Peru are currently working on the paperwork necessary for the permits and expects to update shareholders in the next couple of weeks on the company’s mining operations.

2.	Q. Is the Company acquiring equipment necessary to conduct mining operations?
A.
The Company is in the process of acquiring the necessary equipment necessary to conduct mining operations. The Company expects to update shareholders in the next couple weeks on the company’s mining operations.

3.	Q. How does the company obtain the silver and gold it sales on Ebay and www.graystonegold.com?
A.
As previously disclosed in the Company’s filings we purchase gold and silver from other mines, refineries and mints at wholesale pricing.  Graystone is a wholesale dealer with these entities due to the volume and amount of product that has been purchased.

4.	Q. What are the margins on the sale of silver and gold?
A.
The Company attempts to maintain a margin of 20% on the silver and gold it purchases from other mines, refineries and mints at wholesale pricing.  Although with the pricing of silver and gold changing every day and the fact that we sell a lot via the auction method on eBay it is impossible to have a set margin on any individual sell.

5.	Q. Does the Company intend to be listed on NASDAQ or NYSE?
A.
The Company does not meet the standard to be listed on NASAQ or NYSE.  Furthermore, the Company has no current intention of being up-listed to NASDAQ or NYSE.  The Company does not see the benefit of incurring the extreme increases in cost to be a listed company.

6.	Q. Does the Company intend to do a IPO?
A.
The Company has already done its Initial Public Offering (IPO).  The Company filed an S-1 in January 2011 for its IPO.  The Company’s officers are currently discussing filing another S-1 but have not made a determination at this time.

7.	Q. Does the Company have a relationship with AER Energy?
A.
The Company does not have and has not had any relationship with AER Energy.  The Company’s officers have not spoken with the CEO of AER Energy and are unaware of who he or she may be.  In fact, the Company has no relationship with any other public company.

8.	Q. What is the relationship between the Company and Avenill Ventures?
A.
As previously disclosed, the Company’s officers and directors own Avenill Ventures.  Avenill has been in business since 2009 and existed prior to the Company’s formation.  Avenill purchases raw gold from mines but does not purchase gold from the Company.  Avenill acquired the rights to 100 leases on oil wells which the Company acquired and filed an 8-K on July 10, 2012 disclosing the details and nature of the transaction.

9.	Q. What is the status of the Company’s oil division?
A.
The Company has begun working its initial well and is waiting to see how it works prior to devoting additional resources into the division.  Regardless of the results, the Company’s focus is on its gold properties and started the oil division to diversify the Company’s revenue stream.

10.	Q. Is the Company listed in any other jurisdiction?
A.
The Company is not listed or traded in any other jurisdiction.  The Company’s officers had preliminary discussions about being listed in Europe.  However, the Company’s officers currently do not see the value to the Company or its shareholders to be listed in another jurisdiction and have therefore decided not to pursue it at this time.  Although, it is something the Company will continue to evaluate.

The Company hopes that this Q&A helps to answer questions that the shareholders have asked and clears up any misunderstandings that were created (unintentionally or intentionally) by 3rd parties.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Graystone Company, Inc.

Dated: September 18, 2012	By:	/s/ Joseph Mezey
Joseph Mezey
President/CFO